Exhibit 99.1

ADDENDUM TO THE AGREEMENT AND PLAN OF MERGER
BETWEEN
GRAND SILVER, INC.
(a Cayman Islands corporation)
and
TRIPLE A MEDICAL, INC.
(a Nevada corporation)

This Addendum to the Agreement and Plan of Merger is made and entered into this 1st day of November 2010, by and between Grand Silver, Inc., a Cayman Islands corporation (herein sometimes referred to as the “Cayman Islands Corporation” or “Surviving Corporation”), and TRIPLE A MEDICAL, INC., a Nevada corporation (herein sometimes referred to as the “Nevada Corporation”), said corporations hereinafter sometimes referred to jointly as the “Constituent Corporations.”

The Constituent Corporations here amend the Agreement and Plan of Merger dated June 2, 1010 to clarify the effective date of the stock split will be upon the filing with FINRA and approval of a new ticker symbol whereby the shares quoted on the exchange (OTCBB) will reflect the stock split referenced in the Agreement and Plan of Merger.

IN WITNESS WHEREOF, the Cayman Islands Corporation and the Nevada Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors and shareholders have caused this Plan and Agreement of Merger to be executed by the President of each party hereto.

TRIPLE A MEDICAL, INC.
a Nevada corporation

By:
Name:	P. Morgan McCune
Title:	CEO

GRAND SILVER, INC.
a Cayman Islands corporation

By:
Name:	P. Morgan McCune
Title:	Director